Exhibit 2.3

Atlas Energy, L.P.

Park Place Corporate Center One

1000 Commerce Drive, Suit 400

Pittsburgh, PA 15275

Atlas Pipeline Partners, L.P.

Park Place Corporate Center One

1000 Commerce Drive, 4th Floor

Pittsburgh, PA 15275

Attention: Eugene Dubay

October 13, 2014

Dear Mr. Dubay:

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Targa Resources Corp. (“TRGP”), Trident GP Merger Sub LLC, Atlas Energy, L.P. (“ATLS”) and Atlas Energy GP, LLC (the “ATLS Merger Agreement”) and that certain Agreement and Plan of Merger, dated as of the date hereof, by and among TRGP, Targa Resources Partners LP, Trident MLP Merger Sub LLC, ATLS, Atlas Pipeline Partners, L.P. (“APL”) and Atlas Pipeline Partners GP, LLC (the “APL Merger Agreement” and, together with the ATLS Merger Agreement, the “Merger Agreements”). Capitalized terms used but not otherwise defined in this letter agreement shall have the meanings given to such terms in the APL Merger Agreement.

Each of ATLS and APL agree that:

1.	If APL is required to pay fifty percent (50%) of the “termination fee” under Section 9.4(b) or Section 9.4(d) of the APL Merger Agreement, ATLS shall, concurrent with the payment of such “termination fee” by APL, pay to APL a cash amount equal to $17,800,000.

2.	If ATLS is required to pay fifty percent (50%) of the “termination fee” under Section 9.4(c) of the ATLS Merger Agreement, APL shall, concurrent with the payment of such “termination fee” by ATLS, pay to ATLS a cash amount equal to $17,800,000.

3.	Any payment under this letter agreement will be made in cash by wire transfer of same day funds to an account designated in writing by the recipient of such payment.

4.	Notwithstanding the foregoing, neither ATLS nor APL shall be obligated to make payments pursuant to this letter agreement in excess of $17,800,000 in the aggregate.

This letter agreement, the Merger Agreements, the other Transaction Agreements and the Confidentiality Agreement constitute the entire agreement and understanding of the parties hereto with respect to the matters therein and supersedes all prior agreements and understandings on such matters. Neither party hereto shall be liable or bound to the other party hereto in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein and therein.

Sections 10.2 through 10.6, the second sentence of Section 10.7 and Sections 10.8 through 10.12 of the APL Merger Agreement are incorporated by reference into this letter agreement, mutatis mutandis, as if they were restated in full, with each reference to “this Agreement” in such Sections of the APL Merger Agreement being deemed a reference to this letter agreement.

Except to the extent expressly modified in this letter agreement, all of the terms, covenants and other provisions of the Merger Agreements shall continue to be in full force and effect in accordance with their respective terms. In the event of any conflict or inconsistency between the terms of this letter agreement and the terms of the Merger Agreements, the terms of this letter agreement will control.

[Signature Page Follows.]

Sincerely,

ATLAS ENERGY, L.P.

By: Atlas Energy GP, LLC, its general partner

By:	/s/ Daniel C. Herz
Name:	Daniel C. Herz
Title:	Vice President of Corporate Development and Strategy

Accepted and agreed:

ATLAS PIPELINE PARTNERS, L.P.

By: Atlas Pipeline Partners GP, LLC

By:	/s/ Eugene N. Dubay
Name:	Eugene N. Dubay
Title:	Chief Executive Officer

[Signature Page to Reimbursement Letter]